AMENDMENT NUMBER TWO

TO THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALION SCIENCE AND TECHNOLOGY CORPORATION

Alion Science and Technology Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware, hereby certifies pursuant to Section 242 of the Delaware General Corporation Law ("DGCL") that:

FIRST: The name of the corporation is Alion Science and Technology Corporation (the "Corporation"). The date of filing of the Corporation's original certificate of incorporation with the Secretary of State of the State of Delaware was October 10, 2001. The original name of the Corporation was Beagle Holdings, Inc.

SECOND: The Board of Directors of the Corporation has duly adopted a resolution setting forth an amendment to the Corporation's fourth amended and restated certificate of incorporation (the "Certificate of Incorporation") and declaring its advisability.

THIRD: The stockholders of the Corporation have duly approved such amendment in accordance with Sections 228 (by written consent of the sole record stockholder of the Corporation) and 242 of the DGCL.

FOURTH: Article "Fourth", subsection (a) of the Certificate Incorporation is hereby amended to change the Corporation's par value of its voting and non-voting common stock from $0.01 per share to $0.0001 per share.

IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Amendment Number Two to the Fourth Amended and Restated Certificate of Incorporation of the Corporation to be signed under penalty of perjury by Bahman Atefi, the Corporation's Chief Executive Officer, as his act and deed certifying that the facts stated herein are true this ___ day of October, 2014.

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Name: Bahman Atefi
Title: Chief Executive Officer